UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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FOR IMMEDIATE RELEASE

Norfolk Southern highlights progress, long-term plan to drive shareholder value

Significant momentum underway in key operational metrics including train speed, terminal dwell, Intermodal on-time service and Merchandise velocity

Strong management and board oversight in place to meet company objectives

Norfolk Southern urges shareholders to vote “FOR” ONLY Norfolk Southern’s 13 highly qualified nominees on the WHITE proxy card today

ATLANTA, May 1, 2024 - Norfolk Southern Corporation (NYSE: NSC) Wednesday sent a letter to shareholders in connection with its Annual Meeting of Shareholders on May 9, 2024. In the letter the company highlighted:

•	Norfolk Southern’s balanced strategy is delivering superior long-term upside for shareholders.

•

Norfolk Southern has dramatically enhanced network performance and service, improving train speed by 22%[1], terminal dwell by 11%[2], Intermodal on-time service performance by 30%[3], and Merchandise velocity by 24%[4] since Alan Shaw became CEO.

•	Norfolk Southern is an industry leader in safety and achieved a 38% reduction in its mainline accident rate in 2023, and the fewest mainline accidents since 1999.

•

Norfolk Southern is on a clear and achievable path to close the margin gap with peers by achieving a sub-60% operating ratio in 3-4 years[5], while remaining well-positioned to deliver top-tier earnings and EPS growth over the long-term.

•	The company is actively executing on a detailed plan to unlock 400 basis points of margin improvement from productivity savings and upcycle improvement over the next three years.

•

The plan is expected to deliver 100-150 basis points of operating ratio improvement year-over-year, with line of sight to 400-450 basis points of improvement in the second half of 2024, compared to the prior year period.

[1]	Train speed through March 31, 2024, representing the latest monthly data publicly available on our website.
[2]	Terminal dwell through March 31, 2024, representing the latest monthly data publicly available on our website.
[3]	Reflects rolling 12-week average through April 14, 2024. Latest internal data available.
[4]	Reflects rolling 12-week average through April 14, 2024. Latest internal data available.
[5]	The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

•	Norfolk Southern has the right management team to deliver a safer, more profitable railroad.

•

CEO Alan Shaw is a decisive, crisis-tested leader who delivered record annual railway operating revenue in his first year as CEO, all while positioning the company to become the gold standard of safety and deliver reliable service.

•	COO John Orr is a renowned expert best equipped to execute our PSR operating plan, and is already driving improvements to rapidly accelerate our productivity while maintaining network stability.

•	The Norfolk Southern board has superior skillsets to provide independent oversight.

•

The board has undergone a thoughtful refreshment process and is comprised of highly engaged industry leaders with the necessary skills to oversee the company’s strategy, drive sustainable value, and hold management accountable.

•

The board has been an agent of change to advance the company’s success, and has added the right experts to Norfolk Southern’s leadership team, enhanced corporate governance practices to better align with shareholders’ interests, and guided transformational initiatives that continue to improve safety and operational performance.

•	Ancora’s candidates and reckless plan would unnecessarily put Norfolk Southern at risk and destroy long-term value.

•	Ancora is attempting to replace Norfolk Southern’s qualified director candidates with inferior nominees with little to no board and safety experience.

•

Ancora’s CEO candidate has no CEO or railroad experience and its COO candidate has a reputation for extreme cost-cutting measures resulting in the deterioration of service quality, safety, and performance.

•

Achieving Ancora’s near-term targets would require ~2,900 employee furloughs, putting service and safety at substantial risk, sparking backlash from regulators, and jeopardizing long-term shareholder value.

•

Multiple independent third parties have recognized that Ancora’s near-term targets are highly unrealistic and its management candidates would reverse Norfolk Southern’s progress and undermine customer relationships.

The letter to shareholders and other important information related to Norfolk Southern’s Annual Meeting can be found at VoteNorfolkSouthern.com

The full text of the letter to shareholders follows:

Dear Fellow Shareholder,

We are entering the final days before Norfolk Southern’s Annual Meeting on May 9, 2024, and your vote will decide the future of our railroad. Under the board of directors’ guidance and president and CEO Alan Shaw’s leadership, Norfolk Southern is executing a balanced strategy that we are confident will deliver superior shareholder value. A vote for Norfolk Southern’s 13 nominees is a vote to protect the value of your investment.

We are creating a safer, more profitable railroad with long-term upside for shareholders. In stark contrast, Ancora Alternatives LLC (“Ancora”) would implement a reckless strategy that, in the words of Ancora’s COO nominee, would “strip this thing down to the studs.”6 Ancora’s plan is laden with false assumptions, would require thousands of job cuts, and would put safety and service at risk.

Protect your investment by VOTING the WHITE proxy card TODAY FOR ONLY Norfolk Southern’s 13 nominees. Time is short. Submit your proxy electronically by following the simple instructions on the enclosed WHITE proxy card.

NORFOLK SOUTHERN IS DRIVING A BETTER STRATEGY TO DELIVER LONG-TERM SHAREHOLDER VALUE

Our balanced strategy is grounded in a Precision Scheduled Railroading (PSR) operating plan that ensures our network is:

✓	Flexible across market environments

✓	Disciplined in operational execution

✓	Supported by the right resources

Our modern approach supports superior shareholder value and long-term volume growth and prevents avoidable service problems that Ancora’s outdated PSR approach and extreme cost-cutting would create.

Importantly, our strategy is working. Since Alan Shaw’s appointment as CEO, and in the face of the impact of the East Palestine incident, we have dramatically improved network performance, safety, and service:

✓	22% Train speed improvement[7]

✓	11% Terminal dwell improvement[8]

✓	3,040 bps Improvement in Intermodal on-time service performance from 57% to 88%[9]

[6]	Source: Fireside chat with Deutsche Bank’s Transportation and Shipping markets analyst Amit Mehrotra on April 15, 2024.
[7]	Train speed through March 31, 2024, representing the latest monthly data publicly available on our website.
[8]	Terminal dwell through March 31, 2024, representing the latest monthly data publicly available on our website.
[9]	Reflects rolling 12-week average through April 14, 2024. Latest internal data available.

✓	24% Increase in Merchandise velocity[10]

✓	38% Reduction in mainline accident rate in 2023

PSR EXPERT JOHN ORR HAS ACCELERATED OUR OPERATIONAL PERFORMANCE

We have realized meaningful results in the weeks since John was appointed COO and are on track to close the margin gap with peers by achieving a sub-60% operating ratio in three to four years.11 We will do this while continuing to enhance service and becoming the gold standard of safety in the industry.

Annualized Productivity

•	~$250M Next 6 Months

•	~$400M 12-24 Months Out

•	~$550M 24-36 Months Out

WE HAVE THE RIGHT MANAGEMENT TEAM TO DELIVER ON OUR PROMISE

CEO Alan Shaw – The Right Leader For Norfolk Southern At A Critical Time

✓	Crisis-tested leader who has taken decisive actions to protect our franchise and execute Norfolk Southern’s strategic transformation.

✓	Delivered a 62% operating ratio in 2022 with record annual railway operating revenue in first year as CEO.

✓	Positioned the company to become the gold standard of safety and deliver reliable service while closing the margin gap with peers.

Newly Appointed COO John Orr – The Renowned Expert Best Equipped To Execute Our PSR Operating Plan

✓	Well-recognized track record of operational excellence and successfully improving network performance at multiple Class I railroads.

✓	Proven ability to build strong relationships with customers, regulators, unions, and industry partners – a crucial asset to enhance our ability to deliver long-term shareholder value.

✓	Currently leading a network assessment and implementing a clear plan to rapidly accelerate our productivity while maintaining network stability – a plan that is already demonstrating success.

OUR BOARD NOMINEES HAVE SUPERIOR SKILLSETS TO PROVIDE INDEPENDENT OVERSIGHT

The Norfolk Southern board has been an agent of change to advance the company’s success and enhance shareholder value. It has:

[10]	Reflects rolling 12-week average through April 14, 2024. Latest internal data available.
[11]	The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

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✓	Made leadership changes to equip Norfolk Southern with the right experts central to the development and execution of our strategy;

✓

Strengthened the board through a comprehensive refreshment process to ensure we have highly engaged industry leaders with the necessary skills to oversee our strategy, drive sustainable value, and hold management accountable;

✓	Implemented significant corporate governance enhancements, including better aligning executive compensation practices with shareholders’ interests; and

✓	Overseen transformational initiatives that continue to improve safety and operational performance.

As part of its value-destructive campaign, Ancora is attempting to replace our qualified director candidates with inferior nominees with little to no board and safety experience.

Ancora’s Approach Would Destroy Long-Term Shareholder Value

Ancora’s misguided changes would undermine the important progress we have made and unnecessarily introduce significant risks to our business. They are demanding we replace our management with a CEO candidate with no CEO or railroad experience, and a COO with a reputation for extreme cost-cutting measures resulting in the deterioration of service quality, safety, and performance.

Ancora wants to impose a reckless plan on Norfolk Southern that would:

×	Put the safety of our network and our service at risk

×	Decelerate the momentum of our strategic transformation

×	Spark immediate backlash from regulators who have already expressed deep concerns

×	Upset customer relationships resulting in lower volumes

×	Force substantial furloughs

×	Fail to deliver upside to management’s long-term targets

We can achieve an operating ratio below 60%12 with our plan, our management, and our board – without thousands of furloughs or reversing safety, service and growth.

ANCORA’S MISGUIDED PLAN PRESENTS HIGHLY UNREALISTIC NEAR-TERM FINANCIAL TARGETS

Despite Ancora’s assertions, targeting a 62-63% operating ratio (~$800 million in cost savings) in 12 months would require ~2,900 employee furloughs. Ancora’s “estimated savings” are simply not supported by the mathematical reality. This suggests that Ancora either does not understand our business or is willingly distorting figures to mislead shareholders.

[12]	The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

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Ancora’s Flawed 12-Month Assumptions		Mathematical Reality
Cost Actions	Est. Savings	Real Savings	Why Ancora’s Numbers are WRONG

450 locomotives removed	~$165m	~$125m

×   Ancora grossly overestimates NSC’s active locomotives to inflate savings - our active fleet has consistently been at least 400 units lower

×   Removing 450, based on our cost profile, does not equate to Ancora’s distorted savings assumptions

35,000 freight cars taken offline	~$250m	~$135m

×   Estimate is based on an inaccurate disparity and misleading comparison between cars online at CSX and NSC

×   CSX’s data is publicly available, which calls into question why Ancora is using wrong numbers

×   Over half of NSC’s cars are customer-owned, therefore cost savings per car would be lower than Ancora’s highly unrealistic targets

Reduced fuel per GTM to 0.95 gallons	~$200m	~$90m

×   Ancora’s 15% improvement in 1-year is highly unrealistic; improvement beyond ~5% per year has only been achieved once (CP improved by ~8% in 2013); otherwise, no railroad has exceeded 5% per year improvement in the past decade

×   Ancora is misleading shareholders by overpromising improvement levels

Reduced switching to gain efficiency from network redesign	~$185m	~$50m

×   Blatantly misrepresents NSC’s required handlings and switching, resulting in inflated savings

×   Based on public Form R-1 disclosures filed with STB, NSC’s switching hours per merchandise carload have not exceeded ~8% higher than CSX over the past 3 years vs the misleading 100% that Ancora claims

Total	~$800m	~$400m

Reality of Ancora Required Employee Furloughs

~$400m			× While Ancora claims they would not furlough, achieving the remaining ~$400m in cost savings in 12 months would require ~2,900 furloughs. For reference, we have ~8,000 train and engine employees.

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Industry Experts Recognize Ancora’s Faulty Data and Assumptions and How Their Candidates Would Reverse Our Progress and Undermine Customer Relationships:13

“Ancora’s presentation makes apples-to-oranges comparisons of various NS and CSX operational data.”

– BILL STEPHENS, Trains

“This seems to be indicative of a pattern perhaps designed to sway sophisticated investors who are not sophisticated in railroad operations.”

– ANTHONY HATCH, Independent Analyst

“If Ancora is comparing CSX dwell with run-through trains to NS dwell excluding run-through, that would really be a rookie mistake.”

– RICK PATERSON, Loop Capital Markets

“Boychuk’s tenure at CSX wasn’t all smooth sailing. Customers were so frustrated during the rollout of its PSR strategy that the Surface Transportation Board called a special listening session to allow them to air grievances. Memories of the tumult still linger: 80% of shippers recently surveyed by analysts at Stephens Inc. said they would shift volume away from Norfolk if Ancora implements its strategy.”

– BROOKE SUTHERLAND AND KIEL PORTER, Bloomberg

“Barber’s involvement at CHRW has so far not solved that company’s ills. Nor has a CEO change made a difference… And if Ancora is bothered by NSC’s industry lagging margins, then it surely can’t like what it is seeing from CHRW right now.”

– DON BILSON, Gordon Haskett Research Advisors

ANCORA CONSISTENTLY MISLEADS NORFOLK SOUTHERN SHAREHOLDERS:

Ancora has repeatedly contradicted its own narrative while ignoring and misrepresenting key facts and the current operating environment. Ancora has misled shareholders by:

×	Excluding key data and peers from its benchmarking analyses to further its narrative

[13]	Taken from publicly available sources. Permission to use quotes was neither sought nor obtained. Emphasis to language added.

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×	Ignoring the progress Norfolk Southern has achieved to date in implementing PSR

×	Failing to acknowledge the obvious and significant financial impact of East Palestine

×	Disregarding the clear and present risks of their plan from regulatory and customer perspectives

Vote The White Proxy Card Today

Norfolk Southern’s board and management team have a clear and achievable strategy to close the margin gap with peers and deliver sustainable shareholder value. Ancora’s plan is not actionable despite their rosy projections and repeated attempts to mislead shareholders to win a proxy contest.

We strongly urge you to vote for the entire slate of 13 highly qualified and experienced Norfolk Southern director nominees. Please use the enclosed WHITE proxy card to vote FOR ONLY Norfolk Southern’s 13 nominees today.

We look forward to you joining us for our 2024 Annual Meeting in just a few days. Even if you plan to join us virtually, please be sure to vote ahead to ensure that your vote is received and counted. Your vote is extremely important, no matter how many shares you own.

Thank you for your continued support and investment in Norfolk Southern.

Sincerely,

The Norfolk Southern Board of Directors

Your Vote is Important

Norfolk Southern believes all of its 13 nominees are uniquely qualified to oversee the company’s strategy, drive long-term shareholder value, and hold management accountable. Norfolk Southern strongly urges shareholders to protect their investment by VOTING the WHITE proxy card TODAY “FOR” ONLY Norfolk Southern’s 13 nominees.

Please simply DISCARD any Blue proxy card you may receive from Ancora. If you inadvertently voted using a Blue proxy card, you may cancel that vote simply by voting again TODAY using the company’s WHITE proxy card. Only your latest-dated vote will count!

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If you have any questions or require any assistance with respect to voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

1 (877) 750-9496 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other countries)

###

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Non-GAAP Financial Measures

This document includes the presentation and discussion of adjusted operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period to period comparisons by excluding the costs arising from the East Palestine incident, and in 2024, also excluding other charges relating to restructuring efforts, shareholder matters and a deferred tax adjustment. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, including full year 2024 adjusted operating ratio guidance and our longer term adjusted operating ratio target, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non-GAAP)
	($ in millions, except per share amounts)
Income from railway operations	$2,851	$1,116	$3,967
Income taxes	$493	$270	$763
Net income	$1,827	$846	$2,673
Diluted earnings per share	$8.02	$3.72	$11.74
Railway operating ratio (percent)	76.5	(9.1)	67.4

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